Exhibit 10.4
THIRD AMENDMENT TO PURCHASE AND SALE AGREEMENT

This Third Amendment to Purchase and Sale Agreement (this “Amendment”) is made as of May 6th, 2021 (the “Effective Date”), by and between TG BARNETT RESOURCES LP, a Texas limited partnership (“TGBR”), and EVOLUTION PETROLEUM CORPORATION, a Nevada corporation (“Evolution”). TGBR and EVOLUTION are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party.”

WITNESSETH

WHEREAS, the Parties, with TGBR as Seller and Evolution as Purchaser are parties to that certain Purchase and Sale Agreement on March 29, 2021 covering certain Assets as described therein, all in Tarrant County, Hood County, Sommervell County, Johnson County, Hill County, Bosque County, Parker County, and Denton County, Texas, as amended by that certain First Amendment to Purchase and Sale Agreement on April 19, 2021, and as further amended by that certain Second Amendment to Purchase and Sale Agreement on May 5, 2021 (collectively, the “PSA”); and

WHEREAS, on April 23, 2021, Evolution delivered its notice regarding Title Defects and additional Hard Consents with respect to certain Assets which it alleged to be affected by a Title Defect (the “Defects Letter”); and

WHEREAS, on April 26, 2021, TGBR delivered its response to the Defects Letter indicating that it disagreed that the Assets set forth on Exhibit 1 hereto (collectively, the “Disputed Assets”) described in the Defects Letter constitute Title Defects; and

WHEREAS, certain disputes have arisen between Evolution and TGBR related to the PSA, including those with respect to the Disputed Assets, and whether or not certain conditions to Closing have been satisfied (collectively, the “Disputes”); and

WHEREAS, Evolution and TGBR desire to enter into this Amendment in order to resolve the Disputes, avoid costs of potential litigation and to proceed with the Closing on certain Assets.

NOW THEREFORE, in consideration of the mutual promises and covenants of the Parties contained in the PSA, as hereby amended, the sufficiency of which is duly acknowledged and to resolve the Disputes, the Parties agree as follows:

1.Limited Amendment. All terms and provisions of the PSA that are not expressly amended herein shall remain unaffected by this Amendment. If there are any conflicts between the terms of the PSA and the terms of this Amendment, the terms of this Amendment shall control.

2.Withholding of Disputed Assets. The Disputed Assets shall become a Excluded Assets under the PSA.

3.Adjustment to Purchase Price. Prior to any adjustments to the Purchase Price contemplated pursuant to Section 2.1, the Purchase Price for the Assets shall be NINETEEN MILLION SIX HUNDRED THOUSAND DOLLARS ($19,600,000).

1.No Admission of Fault. Neither the execution of this Amendment nor the matters contained herein shall constitute or be construed as an admission by any Party of any fault, wrongdoing or liability, whatsoever, and the Parties acknowledge that all such liability is expressly denied.

2.Capitalized Terms. Any capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the PSA.

[Signatures on Following Page]

IN WITNESS WHEREOF, Purchaser and Seller have executed and delivered this Amendment as of the Effective Date.

SELLER:

TG BARNETT RESOURCES LP

By: /s/ TOMOAKI TSUCHIYA
Name: Tomoaki Tsuchiya
Title: Vice President

PURCHASER:

EVOLUTION PETROLEUM CORPORATION

By: /s/ JASON BROWN
Name: Jason Brown
Title: President and Chief Executive Officer